Exhibit 99

PRESS RELEASE

GE Revises 2008 Guidance;
Reaffirms Commitment to Triple-A Credit Rating;
Expects to Earn Approximately $20 Billion in 2008;
Maintaining Annual Dividend of $1.24 per Share through 2009

•	Revises guidance for third quarter and full year 2008 in view of financial services markets volatility
•	Expects to earn approximately $20 billion for the year
•	Industrial earnings to remain strong in third quarter, up 10-15%, led by infrastructure businesses, excluding Consumer & Industrial
•	Expects financial services earnings in third quarter to be approximately $2 billion and more than $9 billion for 2008
•	Reaffirms commitment to Triple-A credit rating; will further reduce financial services leverage and strengthen capital and liquidity; has completed GE Capital’s long-term funding plan for 2008
•	Board approves plan to maintain $0.31 per share quarterly dividend, totaling $1.24 per share annually, through 2009

FAIRFIELD, Conn., September 25, 2008 - GE today revised its earnings guidance for the third quarter, to a range of $0.43 to $0.48 per share from $0.50 to $0.54, reflecting unprecedented weakness and volatility in the financial services markets. GE now expects that its financial services businesses will earn approximately $2 billion in the third quarter, which, while impacted by current market conditions, is expected to exceed the earnings of any financial services company. Industrial earnings are expected to continue to be strong in the quarter, led by excellent performance in the infrastructure and media businesses and are expected to increase approximately 10-15%, excluding Consumer & Industrial.

GE anticipates that difficult conditions in the financial services markets are not likely to improve in the near future, and as a result, is revising its earnings guidance for the full year to $19.5 to $21 billion ($1.95 to $2.10 per share) from $22 to $23 billion ($2.20 to $2.30 per share).

GE also reaffirmed its longstanding commitment to its Triple-A credit rating. While GE’s funding position is strong and GE has performed well during the recent market volatility, it is taking steps to strengthen its already strong capital and liquidity position, including:

•	Increasing capital in GE Capital to reduce leverage ratios through a reduction in the GE Capital dividend to GE from 40% to 10% of GE Capital’s earnings and by suspending the current GE stock buyback.
•	With a strong liquidity position and having already completed $70 billion in long-term funding year-to-date, GE Capital does not need to raise any additional long-term debt for the remainder of 2008.
•	Although demand remains strong, reducing GE Capital’s commercial paper to 10-15% of GE Capital’s total debt going forward.
•	Resizing GE to deliver 60%/40% industrial-financial services earnings split by end of 2009.

GE also stated that its Board of Directors had approved management’s plan to maintain GE’s quarterly dividend of $0.31 per share, totaling $1.24 per share annually, through the end of 2009.

GE Chairman and CEO Jeff Immelt said: “We run the company for the long term and are taking the actions expected from a Triple-A-rated company. Given the recent dramatic developments in the financial markets, we have made some tough decisions to further reduce risk and strengthen our balance sheet while maintaining our dividend. We have suspended the stock buyback to reduce GE Capital leverage, while still being able to pursue opportunistic acquisitions. We remain fully committed to the Triple-A credit rating, which distinguishes GE.

“Our industrial business fundamentals remain very strong, with continued global strength in our core industries,” Immelt said.  “Long-cycle industrial and service orders are expected to be up double digits in the third quarter. In our media business, the Beijing Olympics were an unqualified success in all respects for NBCU, and cable ratings remain very positive.  While the financial services markets remain challenging and require us to adapt quickly to the rapidly changing environment, we will continue to run GE Capital to be safe and secure, while earning high margins on conservatively underwritten business.”

Since 2001, GE has been executing its strategic plan to invest in high-return, high-technology industrial businesses and to reduce its lower-growth, lower-yield financial services businesses. This includes $34 billion in financial services dispositions over the last seven years, such as the sale of reinsurance, bond insurance and some parts of its consumer finance business and this week, its Japanese consumer finance business for $5.4 billion.

GE will host a conference call and Webcast at 8:30 a.m. ET today, Thursday, September 25, 2008, to discuss the announcement.  Call information is available at www.ge.com/investor, and related charts will be posted there prior to the call.

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GE (NYSE: GE) is a diversified global infrastructure, finance and media company that is built to meet essential world needs. From energy, water, transportation and health to access to money and information, GE serves customers in more than 100 countries and employs more than 300,000 people worldwide. GE is Imagination at Work. For more information, visit the company's Web site at http://www.ge.com.

Caution Concerning Forward-Looking Statements:

This document contains “forward-looking statements”- that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could adversely or positively affect our future results include: the behavior of financial markets, including fluctuations in interest and exchange rates, commodity and equity prices and the value of financial assets; continued volatility and further deterioration of the capital markets; the commercial and consumer credit environment; the impact of regulation and regulatory, investigative and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which we serve, including, without limitation, the air and rail transportation, energy generation, media, real estate and healthcare industries; and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Media Contact:
Russell Wilkerson, 203.373.3193 (office); 203.581.2114 (mobile)
russell.wilkerson@ge.com

Investor Contact:
Trevor Schauenberg, 203.373.2468 (office)
trevor.schauenberg@ge.com